UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

American Wagering, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-20685	88-0344658
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

675 Grier Drive, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 735-0101

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01   Entry into a Material Definitive Agreement.

On August 6, 2007, American Wagering, Inc. (the “Company”) entered into an Employment Agreement with Melody Sullivan, the Company’s new Chief Financial Officer (“CFO”) and Treasurer.  Please see Item 5.02(c) below for a description of the Employment Agreement, which is qualified in its entirety by reference to the Employment Agreement in Exhibit 10.19(A) hereto.

Section 5 — Corporate Governance and Management

Item 5.02 —Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 In connection with the Company’s appointment of Melody Sullivan as CFO and Treasurer, as reported in paragraph (c) of this Section 5.02, Victor Salerno resigned his position as Interim Principal Financial Officer of the Company. Mr. Salerno remains in his other positions with the Company.

(c)                                  On August 6, 2007, Melody Sullivan was appointed Chief Financial Officer and Treasurer of American Wagering, Inc. Ms. Sullivan brings over 20 years of progressive financial, accounting, management, and SEC and other financial reporting experience to American Wagering Inc.(“the Company”).  Ms. Sullivan brings over 20 years of accounting, management, SEC and other financial reporting experience to the Company.  Ms. Sullivan will be responsible for all elements of accounting, finance and reporting, while managing the Company’s financial risk. She is an accomplished executive and a Certified Management Accountant (CMA). Her experience spans the industries of banking, real estate, gaming, and manufacturing through positions that have included CFO, VP, AVP, and Controller within multiple industries, multimillion-dollar public and often highly regulated companies.

Prior to joining the Company, Ms. Sullivan worked for the past year as an independent consultant specializing in SEC reporting, accounting, finance and Sarbanes-Oxley compliance requirements for the Company and another publicly-traded gaming company in Las Vegas, NV. Prior to her consulting work, Ms. Sullivan served in several senior financial management positions including four years as CFO of Gaming Partners International, Inc., a publicly held, international gaming supply company.

The foregoing description of the appointment of Melody Sullivan as CFO is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 Press Release and incorporated herein by reference.

American Wagering, Inc. entered into an Employment Agreement (“Agreement”) with Melody Sullivan on August 6, 2007. Among other items, the Agreement is for two years and provides for a basic salary of $180,000 per year with an annual performance bonus of 1% of Consolidated Income Before Income Taxes.  Ms. Sullivan is also entitled to non-qualified stock options of 30,000 shares upon hire with one-third vesting on each anniversary of her hiring date, at an exercise price equal to the closing market price of the Company’s stock on her hire date. Along with other standard employee benefits, the Company will pay one-time only, the employer paid matching amount of 4% for her 401(k) contribution for the first year, since she is not otherwise eligible to participate for one year.

If the Company terminates Ms. Sullivan’s employment without cause during the Agreement term and she provides the Company with a separation agreement and release (“Release”), she will receive the payout of her basic salary through the term of this Agreement, six months’ severance pay, continuation of Company-provided health insurance for six months, any bonuses awarded but not previously paid and immediate vesting and exercisability of stock options, in addition to compensation earned through the date of termination.  During the Agreement term, if Ms. Sullivan resigns for Good Reason other than due to a Change of Control (as those terms are defined in the Agreement), she will receive the payout of her basic salary through the term of this Agreement, 12 months’ severance pay, continuation of Company-provided health insurance for 12 months, any bonuses awarded but not previously paid and immediate vesting and exercisability of stock options, in addition to compensation earned through the date of resignation.  If Ms. Sullivan resigns for Good Reason due to a Change of Control, she will receive the greater of (1) her compensation for the remainder of the Agreement term or (2) 12 months’ severance pay, along with a pro rata share of bonus and vested and unvested stock options.

The foregoing description of the Agreement is qualified in its entirety by reference thereto, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.19 (A) and incorporated herein by reference.

Item 9.01 Exhibits.

(d) Exhibits:

EXHIBIT NUMBER	DESCRIPTION
10.19 (A)	Employment Agreement between American Wagering, Inc. and Melody Sullivan, dated August 6, 2007.
99.1	Press Release dated August 8, 2007, announcing appointment of Melody Sullivan as Chief Financial Officer of American Wagering, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2007

AMERICAN WAGERING, INC.

/s/ Victor J. Salerno
Name:	Victor J. Salerno
Title:	Chairman of the Board, President, Chief Executive Officer, Chief Operating Officer, and Assistant Secretary

AMERICAN WAGERING, INC.

/s/ Melody Sullivan
Name:	Melody Sullivan
Title:	Chief Financial Officer and Treasurer